Exhibit 10.01

Cardinal Health
7000 Cardinal Place
Dublin, OH 43017
Main	614.757.5000
Direct	614.757.7200
Fax	614.652.8200
May 29, 2006

Mr. Ronald Labrum
1325 Canterbury Circle
Libertyville, IL 60048
Dear Ron:
Per our discussions, this letter will serve to specify the terms of your separation from Cardinal Health, Inc. (the “Company”) under the Employment Agreement dated November 5, 2003, as amended by the First Amendment to Employment Agreement dated September 15, 2005, between you and the Company (collectively, the “Employment Agreement”). Except as set forth in paragraph 6 below, (a) all terms and conditions of the Employment Agreement remain in force and (b) to the extent of any disagreement between this letter and the Employment Agreement, the Employment Agreement shall control. Any capitalized word or term used but not defined in this letter has the meaning given to it in the Employment Agreement.
1.	July 31, 2006 shall be your “Transition Date.” Between now and the Transition Date you will continue as Chairman and Chief Executive Officer of Healthcare Supply Chain Services; between the Transition Date and the Termination Date (as defined below) you will begin an “Advising Period,” during which you will continue to be a full-time active employee. The pay and benefits that you currently receive as Chairman and Chief Executive Officer of Healthcare Supply Chain Services shall continue through the Termination Date.

2.	You shall cease to be an officer of the Company and any of its affiliates on the Transition Date. During the Advising Period you shall remain available on reasonable notice and at reasonable times for periodic and reasonable advisement and consulting to the CEO. By signing below, you acknowledge your resignation from all positions with the Company and its affiliates effective on the Transition Date, and you agree to provide a letter of resignation to this effect upon request.

3.	The Advising Period shall end on, and your final date of active full-time employment with the Company shall be, the Termination Date.

Mr. Ronald Labrum
May 29, 2006

4.	During the period of time between the Transition Date and the Termination Date you may elect to advance the Termination Date by written two (2) week notice to the Company. You agree that in any event, the Termination Date will be no later that September 22, 2006.

5.	The termination of your employment on the Termination Date will qualify as a termination without Cause under Section 4(a)(iii) of the Employment Agreement, entitling you to the compensation set forth in Section 4(c) of the Employment Agreement and to no further compensation or benefits under the Employment Agreement.

6.	You and the Company desire to amend the Employment Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), in accordance with the transition rules applicable under IRS Notice 2005-1 and Proposed Regulations issued under Section 409A of the Code. The Employment Agreement is amended by deleting Subsection 4(c)(i) of the Employment Agreement in its entirety and replacing said Subsection with the following:
“(i) pay to the Executive an amount equal to two times the sum of (x) the Executive’s Base Salary, at the rate in effect on the day immediately prior to the Date of Termination and (y) the Executive’s Annual Bonus target for the fiscal year of the Company in which the Date of Termination occurs, such amount to be divided into twenty-four (24) equal installments payable as follows: seven (7) installments shall be payable, with interest as described below, as soon as administratively practicable after the date which is six (6) months after the Termination Date, and one (1) installment shall be payable each month thereafter for a total of seventeen (17) additional months, with interest credited to the first seven (7) installments determined based on the “Prime Rate” (as published in the Wall Street Journal) to the date of payment as though one such installment were allocated to each month between the Termination Date and the date of payment.
7.	You and the Company will agree to both an internal and external announcement regarding your separation from the Company. These announcements will be issued on May 30, 2006.

8.	You and the Company will also agree on reference language to be provided to prospective employers who may seek professional references regarding your employment with the Company from Robert Walter, Kerry Clark or Carole Watkins. You will be free to discuss and explain the nature of your separation with third parties consistent with the agreed to reference language and Section 5 (f) (i) of the Employment Agreement.

Mr. Ronald Labrum
May 29, 2006

9.	You agree to execute, simultaneous herewith, a release in the form attached as Exhibit “A” (the “Release”) so as, among other things, to comply with the provisions of the Older Worker Benefit Protection Act.

10.	You and the Company agree this letter serves to fulfill any and all notice provisions in the Employment Agreement, pursuant to Section 4 (a) (iii) or otherwise.
Ron, I believe this covers the items we discussed. Please indicate your agreement below with your signature.
Sincerely,
/s/ R. Kerry Clark
R. Kerry Clark
President and Chief Executive Officer
Agreed to and accepted:
/s/ Ronald K. Labrum

Ronald K. Labrum
May 30, 2006

Date